THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 1, 2012, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE

RAIT FINANCIAL TRUST

Common Share Appreciation Right

Right No. 4 New York, New York

March 27, 2014

RAIT FINANCIAL TRUST, a Maryland real estate investment trust (the “Company”), for value received, hereby certifies that ARS VI Investor I, LP, a Delaware limited partnership (formerly ARS VI Investor I, LLC) (the “Purchaser”), or its registered assigns, is the holder of Common Share Appreciation Rights of the Company representing a number of common shares of beneficial interest, par value $0.03 per share, of the Company (the “Common Shares”) equal to 2,357,483.45, which shall be adjusted or readjusted from time to time as provided herein (as adjusted, the “Shares”), at the exercise price per share of $6.00 (the “Initial Exercise Price”), which shall be adjusted or readjusted from time to time as provided herein (as adjusted, the “Exercise Price”), at any time or from time to time, subject to the terms, conditions and adjustments set forth below in this Right (as defined below).

This Common Share Appreciation Right is one of the Common Share Appreciation Rights (each a “Right” and collectively, the “Rights,” such term to include any such common share appreciation rights issued in substitution therefor) that may be issued from time to time pursuant to the Securities Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), dated as of October 1, 2012 (the “Signing Date”), by and among the Company, RAIT Partnership, L.P., a Delaware limited partnership, Taberna Realty Finance Trust, a Maryland real estate investment trust, RAIT Asset Holdings IV, LLC, a Delaware limited liability company, and the Purchaser. Assuming the maximum number of Rights issuable pursuant to the Purchase Agreement are issued, the Rights represent an aggregate of up to 6,735,667 Common Shares as of the Signing Date, subject to adjustment as provided herein, at an exercise price per Common Share as of the Signing Date of $6.00. All capitalized terms used herein which are not otherwise defined in Section 12 hereof shall have the meanings set forth in the Purchase Agreement.

1. EXERCISE OF RIGHT

1.1 Manner of Exercise; Payment.

1.1.1 Exercise. The Holder hereof may exercise, at any time and from time to time commencing on the earlier of (i) the second (2nd) anniversary of the Signing Date and (ii) the consummation of a Change of Control, this Right, in whole or in part, during normal business hours on any Trading Day prior to the termination of this Right provided for in Section 11 hereof by surrender of this Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company) to the Company at its office maintained pursuant to Section 10.2(a) hereof, accompanied by an exercise notice in substantially the form attached to this Right as Exhibit A (or a reasonable facsimile thereof) duly executed by such Holder (each, an “Exercise Notice”), and such Holder shall thereupon be entitled to receive in settlement of such Right an aggregate amount for all Shares for which the Right is being exercised (such amount, the “Settlement Amount”) equal to the product of (i) the average VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding the Exercise Date minus the Exercise Price per Share multiplied by (ii) the number of Shares for which the Right is being exercised.

1.1.2 Each exercise of this Right shall be deemed to have been effected immediately prior to the close of business on the Trading Day on which this Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company) and the Exercise Notice shall be deemed to have been surrendered to the Company as provided in Section 1.1 hereof (the “Exercise Date”).

1.1.3 The Company shall as soon as reasonably practicable, but in any event no later than ten (10) days following the Exercise Date, pay the Settlement Amount payable to such Holder at the Company’s option, either (i) in cash, by wire transfer of immediately available funds, (ii) by executing and delivering to the Holder of this Right a promissory note in the form attached hereto as Exhibit B, having a principal amount equal to the Settlement Amount payable to the Holder, or (iii) any combination of cash or such a promissory note.

1.1.4 Notwithstanding anything to the contrary contained in this Right, the Company shall not actually issue at any time any Common Shares upon exercise of this Right, and the Holder shall not have the right to receive upon exercise of this Right any Common Shares.

1.2 Delivery of New Right Certificate. As soon as practicable after each exercise of this Right, in whole or in part, and in any event within two (2) Trading Days after the Exercise Date, the Company at its sole expense will cause to be issued in the name of and delivered to the Holder hereof or, subject to Section 10 hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in case such exercise is in part only, a new Right or Rights of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of Shares equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Right minus the number of such shares designated by the Holder upon such exercise as provided in Section 1.1 hereof.

2. ADJUSTMENTS OF COMMON SHARES.

2.1 General; Number of Shares; Exercise Price

2.1.1 The number of Common Shares for which this Right may be exercised shall be determined by multiplying the number of Shares for which this Right would otherwise (but for the provisions of this Section 2) be exercisable, as designated by the Holder hereof pursuant to Section 1.1 hereof, by the fraction of which (a) the numerator is the Initial Exercise Price and (b) the denominator is the Exercise Price in effect on the date of such exercise.

2.1.2 Notwithstanding anything to the contrary contained in this Section 2, the Exercise Price shall not be adjusted for:

(a) issuances or sales of up to an aggregate of 3,070,187 Additional Common Shares (or Options, Other Securities, Convertible Securities for Additional Common Shares or any other securities under the Company’s 2012 Incentive Award Plan (as amended and restated as of May 22, 2012) and its predecessors or successors) to employees, trustees, directors or non-affiliated consultants of the Company or its Subsidiaries;

(b) issuances or sales of Common Shares or Other Securities pursuant to plans of the Company for reinvestment of dividends or interest payable on securities of the Trust but not investments of additional optional amounts in Common Shares or Other Securities under those plans;

(c) issuances or sales of Common Shares, Other Securities, Options or Convertible Securities under contracts, agreements, Options, Other Securities, Convertible Securities or other arrangements in existence on the Signing Date and set forth on Schedule A hereto;

(d) issuances or sales of Common Shares, Other Securities, Options or Convertible Securities for a consideration per share that is not less than the greater of the Current Market Price and the Exercise Price; or

(e) purchases, redemptions and other retirement of Common Shares, Options, Other Securities or Convertible Securities for a consideration per share below the Current Market Price.

2.2 Adjustment of Exercise Price.

2.2.1 Issuance of Additional Common Shares. Except as provided in Section 2.1.2, in the event the Company, at any time or from time to time, on or after the Signing Date shall issue or sell Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 2.3 or 2.4 hereof) without consideration or for consideration per share less than the greater of the Current Market Price or the Exercise Price in effect immediately prior to such issue or sale, then, and in each such case, subject to Section 2.7 hereof, such Exercise Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Exercise Price by a fraction:

(a) the numerator of which shall be the sum of (i) the number of Common Shares outstanding immediately prior to such issue or sale plus (ii) the number of Common Shares issuable upon exercise of Options or conversion of Convertible Securities outstanding immediately prior to such issue or sale if the issuance, sale or grant of such Options or Convertible Securities resulted in an adjustment to the Exercise Price prior to such issue or sale plus (iii) the number of Common Shares which the aggregate consideration received by the Company for the total number of such Additional Common Shares so issued or sold would purchase at the greater of such Current Market Price and such Exercise Price; and

(b) the denominator of which shall be the sum of (i) the number of Common Shares outstanding immediately after such issue or sale (including any such Common Shares deemed to be outstanding pursuant to Section 2.8) plus (ii) the number of Common Shares included in the numerator pursuant to clause (ii) of Section 2.2.1(a).

2.2.2 Extraordinary Dividends. In the event that during any twelve-month period commencing immediately following the Signing Date (an “Annual Dividend Period”), the Company makes dividends or other distributions (including without limitation any distribution of securities or property, but excluding dividends or distributions referred to in Section 2.4) on the Common Shares in an amount that, when added to all other dividends or such distributions made on the Common Shares during such Annual Dividend Period (collectively, the “Aggregate Annual Dividend Amount”) exceed the Ordinary Dividend Amount (as defined below), then, and in each such case, the Exercise Price shall be reduced immediately thereafter (but in no event reduced by more than the amount of such excess, which amount is hereafter referred to as the “Excess Amount”)) to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the average VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding the first date on which the Common Shares trade regular way on the Principal Market without the right to receive such dividend or distribution (the “Market Price”), minus the Excess Amount divided by (y) such Market Price. “Ordinary Dividend Amount” means the aggregate amount of $0.40 per Common Share (the “Initial Dividend Amount”) for the Annual Dividend Periods ending on or prior to the second anniversary of the Signing Date, which Initial Dividend Amount shall increase by an additional 5% on the second anniversary of the Signing Date (as increased, the “Adjusted Dividend Amount”) and which Adjusted Dividend Amount shall further increase by 5% of the amount of the immediately preceding Adjusted Dividend Amount each successive anniversary of the Signing Date following the second anniversary of the Signing Date. If any dividend or distribution is declared but not so paid or made, the Exercise Price shall be readjusted to the Exercise Price that would have been in effect if such dividend or distribution had not been declared. The amount of any non-cash dividend or distribution shall be the fair market value thereof as determined in good faith by the Board of Trustees or a committee thereof. The Ordinary Dividend Amount shall be subject to adjustment in a manner inversely proportional to the adjustments to the number of Common Shares represented by this Right.

2.2.3 Above Market Purchases of Common Shares. Except as provided in Section 2.1.2, if, at any time after the Signing Date, the Company shall repurchase (a “Repurchase”), by self-tender offer or otherwise, any outstanding Common Shares for a consideration per share that exceeds the Current Market Price in effect immediately prior to the earlier of (i) the date of such Repurchase, (ii) the commencement of an offer to repurchase or (iii) the public announcement of either (such date being referred to as the “Determination Date”), then, and in each such case, subject to Section 2.7 hereof, such Exercise Price shall be reduced, concurrently with such issue or sale, to a price determined by multiplying such Exercise Price by a fraction:

(a) the numerator of which shall be (x) the product of (1) the Current Market Price as of the Determination Date times (2) the sum of (i) the number of Common Shares outstanding immediately following the consummation of the Repurchase plus (ii) the number of Common Shares issuable upon exercise of Options or conversion of Convertible Securities outstanding immediately prior to such issue or sale if the issuance, sale or grant of such Options or Convertible Securities resulted in an adjustment to the Exercise Price prior to such issue or sale less (y) the Repurchase Premium (as defined below), and

(b) the denominator of which shall be (x) the product of (1) the Current Market Price as of the Determination Date times (2) the sum of (i) the number of Common Shares outstanding immediately following the consummation of the Repurchase (including any such Common Shares deemed to be outstanding pursuant to Section 2.8) plus (ii) the number of Common Shares included in the numerator pursuant to clause (ii) of Section 2.2.3(a)(x)(2).

The amount by which the aggregate repurchase prices for all securities repurchased in any Repurchase exceeds the Current Market Price for such securities is referred to as the “Repurchase Premium”.

2.3 Treatment of Options and Convertible Securities.

2.3.1 Issuance of Options or Convertible Securities. In the event that the Company, at any time or from time to time, on or after the Signing Date, issues, sells, grants or assumes, or fixes a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities for consideration per share (determined pursuant to Section 2.5 hereof) less than the greater of the Current Market Price or the Exercise Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date immediately prior to the commencement of ex-dividend trading), then, and in each such case, the maximum number of Additional Common Shares (as set forth in the instruments related thereto, without regard to any provision contained therein for a subsequent adjustment of such number the purpose of which is to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, or, in the case of any instrument the value of which is linked to Common Shares, the maximum number of Common Shares to which the value is linked, shall be deemed to be Additional Common Shares issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date immediately prior to the commencement of ex-dividend trading). Except as otherwise provided in Section 2.3.2, (a) with respect to Options, no adjustment of the Exercise Price shall be made (i) upon the actual issuance of (A) such Common Shares or (B) of such Convertible Securities upon exercise of such Options, (ii) upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities upon exercise of such Options or (iii) upon the actual issuance of such Common Shares upon conversion or exchange of such Convertibles Securities, and (b) with respect to Convertible Securities, (i) no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities, and (ii) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

2.3.2 Change in Option Price or Conversion Rate; Termination of Options or Convertible Securities. If a change occurs in (a) the maximum number of Common Shares issuable in connection with any Option or Convertible Security, (b) the purchase price provided for in any Option, (c) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (d) the rate at which Convertible Securities are convertible into or exchangeable for Common Shares, then the Exercise Price in effect at the time of such event shall be readjusted (or adjusted, in the event that no adjustment was made in connection with the original issue sale, grant or assumption, or fixing of a record date for the determination of holders of any class of securities entitled to receive such Options or Convertible Securities) to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued, sold or assumed.

2.3.3 Expiration or Cancellation of Options or Convertible Securities. In any case in which Additional Common Shares shall be deemed to be issued under Section 2.3.1 in connection with the issuance, sale, grant or assumption of Options or Convertible Securities then upon the expiration, cancellation or retirement of any such Options or Convertible Securities which have not been exercised or converted, the Exercise Price and any subsequent adjustments based thereon shall be adjusted and recomputed as if:

(i) in the case of Options for Common Shares or Convertible Securities, the only Additional Common Shares issued or sold were the Additional Common Shares, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue or sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Common Shares deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 2.5) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

2.4 Treatment of Share Dividends, Share Splits, etc. In the event the Company, at any time or from time to time, on or after the Signing Date shall declare or pay any dividend on the Common Shares payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares), then, and in each such case, Additional Common Shares shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

2.5 Computation of Consideration. For the purposes of this Section 2:

(a) the consideration for the issue or sale of any Additional Common Shares shall, irrespective of the accounting treatment of such consideration:

(i) insofar as it consists of cash, be computed at the amount of cash received by the Company net of any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale;

(ii) insofar as it consists of property (including securities) other than cash received by the Company, be computed at the fair market value thereof (as determined by the Board of Trustees or a committee of the Board of Trustees) at the time of such issue or sale;

(iii) insofar as it consists neither of cash nor of other property, be computed as having no value; and

(iv) in the event Additional Common Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above, allocable to such Additional Common Shares, all as determined in good faith by the Board of Trustees or a committee of the Board of Trustees;

(b) Additional Common Shares deemed to have been issued pursuant to Section 2.3 hereof shall be deemed to have been issued for a consideration per share determined by dividing:

(i) the total amount of cash and other property, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration the purpose of which is to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing clause (a), by

(ii) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number the purpose of which is to protect against dilution) issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities; and

(c) Additional Common Shares deemed to have been issued pursuant to Section 2.4 hereof shall be deemed to have been issued for no consideration.

2.6 Adjustment for Combinations, etc. In case the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Exercise Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

2.7 Minimum Adjustment of Exercise Price. If the amount of any adjustment of the Exercise Price required pursuant to this Section 2 would be less than $0.00001, then such amount shall be carried forward and adjustment shall be made with respect thereto at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least $0.00001.

2.8 Shares Deemed Outstanding. For purposes of calculating adjustments (if any) to the Exercise Price upon the issuance, sale or grant of Options or Convertible Securities, there shall be deemed to be outstanding, immediately after giving effect to any such issuance, sale or grant, the Common Shares issuable upon the exercise of such Options or conversion of such Convertible Securities. In addition, for purposes of calculating adjustments to the Exercise Price, effect shall be given to all antidilution provisions contained in any then outstanding Options and Convertible Securities which cause an adjustment in the number of Common Shares so issuable thereunder by virtue of the issuance of Common Shares, Options or Convertible Securities and any such additional Common Shares so issuable as a result of such antidilution provisions shall be deemed outstanding immediately after giving effect to any such issuance, sale or grant.

2.9 Contest and Appraisal Rights. (a) If the holders of Rights representing a majority of the Common Shares represented by the Rights at the time outstanding (the “Required Interest”) shall, for any reason whatsoever, disagree with the Company’s determination of the Current Market Price of the Common Shares (i.e., under circumstances where the VWAP is determined by the Board of Trustees as provided in the definition of the term “VWAP”) or of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of Additional Common Shares, then such holders shall by notice to the Company (an “Appraisal Notice”) given within thirty (30) days after the Company’s determination elect to dispute such determination, and such dispute shall be resolved as set forth in clause (b) of this Section 2.9.

(b) The Company shall, within thirty (30) days after an Appraisal Notice shall have been given, engage an Appraiser to make an independent determination of the Current Market Price for the Common Shares or of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of additional Common Shares, as the case may be (the “Appraiser’s Determination”). In arriving at its determination, the Appraiser shall base any valuation upon (i) in the case of the Current Market Price of the Common Shares, the fair market value of the Company assuming that the Company were sold as a going concern, without regard to the existence of any control block, the anticipated impact upon current market prices of any such sale, the lack or depth of a market for the Common Shares, the Rights or other securities of the Company, or any other factors concerning the liquidity or marketability of the Common Shares, the Rights or other securities of the Company, and (ii) in the case of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of Additional Common Shares, the fair market value of such property (or securities) assuming that such property (or securities) were sold to an unaffiliated third party in an arm’s-length transaction. The Appraiser’s Determination shall be final and binding on the Company and the holders of the Rights. The costs of conducting an appraisal shall be borne by the party whose assertion of the Current Market Price or fair market value was the farthest from the final determination of the Current Market Price or fair market value determined by the Appraiser.

3. CONSOLIDATION, MERGER, ETC.

3.1 Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc. In the event the Company, on or after the Signing Date, (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Shares or Other Securities shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) shall transfer all or substantially all of its properties or assets to any other Person, or (d) shall effect a capital reorganization or reclassification of the Common Shares or Other Securities (other than a capital reorganization or reclassification to the extent that such capital reorganization or reclassification results in the issuance of Additional Common Shares for which adjustment in the Exercise Price is provided in Section 2.2.1 hereof), then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Right, the Holder of this Right, upon the exercise hereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Exercise Price in effect at the time of such consummation for all Common Shares or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Shares or Other Securities issuable upon such exercise prior to such consummation, the greatest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised the rights represented by this Right immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 2 and 3 hereof.

3.2 Assumption of Obligations. The Company will not effect any of the transactions described in clauses (a) through (d) of Section 3.1 hereof unless, at or prior to the consummation thereof, each person (other than the Company) which may be required to deliver any securities, cash or property upon the exercise of this Right as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Right, (a) the obligations of the Company under this Right (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Right), (b) the obligation to deliver to such Holder such securities, cash or property as such Holder may be entitled to receive in accordance with the foregoing provisions of this Section 3, and such Person shall have similarly delivered to such Holder an opinion of counsel for such Person, which counsel and opinion shall be reasonably satisfactory to such Holder, stating that this Right shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 3) shall be applicable to the securities, cash or property which such Person may be required to deliver upon any exercise of this Right or the exercise of any rights pursuant hereto. Notwithstanding the forgoing, this Section 3.2 shall not restrict the Company from consummating a Change of Control, as contemplated by Section 11.

4. RESTRICTIONS ON TRANSFERS. This Right is subject to the restrictions on transfers set forth in the Purchase Agreement.

5. NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Declaration of Trust or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, impermissibly avoid or seek to avoid the observance or performance of any of the terms of this Right.

6. ACCOUNTANTS’ REPORT AS TO ADJUSTMENTS. In each case of any adjustment or readjustment in the Common Shares (or Other Securities) represented by this Right, the Company, at its sole expense, will promptly compute such adjustment or readjustment in accordance with the terms of this Right and deliver to the Holder of this Right a certificate of the chief executive officer or chief financial officer of the Company setting forth such computation and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued, (b) the number of Common Shares outstanding or deemed to be outstanding, and (c) the Exercise Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 2 hereof) on account thereof. The Company will also keep copies of all such certificates at its office maintained pursuant to Section 10.2(a) hereof and will cause the same to be available for inspection at such office during normal business hours by any Holder of a Right.

7. NOTICES OF CORPORATE ACTION. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of beneficial interest of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the shares of beneficial interest of the Company, any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) any issuance of any Common Shares, Convertible Security or Option by the Company (other than (i) issuances or sales of Common Shares pursuant to plans of the Company for reinvestment of dividends or interest payable on securities of the Trust and investments in additional optional amounts in Common Shares under those plans, (ii) issuances or sales to employees, trustees, directors or non-affiliated consultants of the Company or its subsidiaries and (iii) issuances from time to time under the Company’s ATM program), or

(e) any Change of Control (as defined in the Purchase Agreement),

which has not been publicly reported by press release or on a current report on Form 8-K filed by the Company with the SEC within four (4) business days, the Company will mail no later than the fifth (5th) business day to each holder of a Right a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or Change of Control is to take place, (iii) the time, if any such time is to be fixed, as of which the holders of record of Common Shares (or Other Securities) shall be entitled to exchange their Common Shares (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction and (iv) the date of such issuance, together with a description of the security so issued and the consideration received by the Company therefor. Notwithstanding the foregoing, the Company shall mail a notice of any Change of Control to the holders of Rights upon the earlier of (i) the public announcement of the entry of any agreement for a Change of Control and (ii) if the holder is bound by a confidentiality agreement and restrictions on trading of securities of the Company based on non-public information, within two (2) business days of the final approval of such Change of Control transaction by the Board of Trustees.

8. CALL RIGHTS. From and after the second (2nd) anniversary of the Signing Date, the Company may purchase all or any portion of this Right at the Call Redemption Price by delivery of a written notice to the Holder (each, a “Call Right Notice”), which Call Right Notice shall specify that portion of this Right that the Company shall redeem pursuant to this Section 8 (which portion shall be determined by a number of Common Shares represented by this Right on the Call Demand Date as specified by the Company in such Call Right Notice, which shall be a date no later than thirty (30) days after the Call Right Notice is sent (the “Call Payment Date”). On the Call Payment Date, the Company shall pay the Call Redemption Price payable to such Holder at the Company’s option, either (i) in cash, by wire transfer of immediately available funds, (ii) by executing and delivering to the Holder of this Right a promissory note in the form attached hereto as Exhibit B, having a principal amount equal to the Call Redemption Price payable to the Holder, or (iii) any combination of cash or promissory note, and if the election made pursuant to this Section 8 is only with respect to a portion of this Right, the Company shall issue to the Holder a new Right or Rights of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares called for on the face of this Right minus the number of Common Shares representing that portion of the Right being redeemed, as set forth in the applicable Call Right Notice. Holders of Rights shall surrender this Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company). Assuming compliance by the Company with its obligation to pay hereunder on the Call Payment Date, the right to exercise this right for Shares that are being redeemed hereunder pursuant to this Section 8 shall terminate, and this Right shall represent (i) the right of the Holder to receive the applicable Call Redemption Price from the Company in accordance with this Section 8 and (ii) in the case of a redemption only with respect to a portion of this Right, a new Right or Rights for the remaining portion of this Right as described in this Section 8.

9. PUT RIGHTS. From and after the earlier to occur of (i) the fifth (5th) anniversary of the Signing Date or (ii) the occurrence of a Mandatory Redemption Triggering Event (as defined in the Series D Preferred Shares Articles Supplementary), the Holder of this Right may demand that the Company purchase all or any portion of this Right (without regard to any limitations on exercise hereof, at the Put Redemption Price by delivery of a written notice to the Company (each, a “Put Right Notice”) and surrender of this Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company) to the Company at its office maintained pursuant to Section 10.2(a) hereof (the “Put Demand Date”), which Put Right Notice shall specify that portion of this Right that the Company shall redeem pursuant to this Section 9 (which portion shall be determined by a number of Common Shares otherwise represented by this Right on the Put Demand Date as specified by the Holder in such Put Right Notice). The Company shall as soon as reasonably practicable, but in any event no later than ten (10) days after the Put Demand Date (the “Put Payment Date”), pay the Put Redemption Price payable to such Holder at the Company’s option, either (i) in cash, by wire transfer of immediately available funds, (ii) where such put is triggered by an event set forth under clauses (iv)-(vi) of the definition of Mandatory Redemption Triggering Event, by executing and delivering to the Holder of this Right a promissory note in the form attached hereto as Exhibit B, having a principal amount equal to the Put Redemption Price payable to the Holder, or (iii) any combination of clause (i) and, if applicable, clause (ii) and if the election made pursuant to this Section 9 is only with respect to a portion of this Right, the Company shall issue to the Holder a new Right or Rights of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of Right Shares equal to the number of such Right Shares called for on the face of this Right minus the number of Common Shares representing that portion of the Right being redeemed, as set forth in the applicable Put Right Notice.

Upon surrender of this Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company) in accordance with the procedures set forth in this Section 9, the right to purchase Common Shares represented by that portion of this Right that is being redeemed pursuant to this Section 9 shall terminate, and this Right shall represent (i) the right of the Holder to receive the applicable Put Redemption Price from the Company in accordance with this Section 9 and (ii) in case the demand for redemption by the Holder is only with respect to a portion of this Right, a new Right or Rights for the remaining portion of this Right as described in this Section 9.

10. OWNERSHIP, TRANSFER AND SUBSTITUTION OF RIGHTS.

10.1 Ownership of Rights. The Company may treat the person in whose name any Right is registered on the register kept at the office of the Company maintained pursuant to Section 10.2(a) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary. A Right may be exercised by a new holder without a new Right first having been issued.

10.2 Office; Transfer and Exchange of Rights.

(a) The Company shall maintain an office (which may be an agency maintained at a bank) where notices, presentations and demands in respect of this Right may be made upon it. Such office may be maintained at 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, Attention: Chief Financial Officer, until such time as the Company shall notify the holders of the Rights of any change of location of such office.

(b) The Company shall cause to be kept at its office maintained pursuant to Section 10.2(a) hereof a register for the registration and transfer of the Rights. The names and addresses of holders of Rights, the transfer thereof and the names and addresses of transferees of Rights shall be registered in such register. The Person in whose names any Right shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Right, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Upon the surrender of any Right (or an affidavit of loss in form and substance reasonably satisfactory to the Company), properly endorsed and subject to Section 4 hereof, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company, at its expense, will promptly (and in any event within five Trading Days) execute and deliver to or upon the order of the holder thereof a new Right or Rights of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces therefor for the number of Common Shares called for on the face or faces of the Right or Rights so surrendered.

10.3 Replacement of Rights. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Right and, in the case of any such loss, theft or destruction of any Right held by a Person other than the initial holder hereof or any institutional investor, upon delivery of indemnity satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Right for cancellation at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company, at its sole expense, will execute and deliver, in lieu thereof, a new Right of like tenor and dated the date hereof.

11. TERMINATION. This Right shall automatically terminate without any action on the part of the Holder thereof or the Company on the earlier of (i) the fifteenth (15th) anniversary of the Signing Date unless exercised on or prior to such date or (ii) (x) thirty (30) days following the receipt of notice by the Holder of a Change of Control pursuant to Section 7 or (y) if later, the date the Change of Control occurs, in each case, unless exercised prior to the consummation of such Change of Control. Upon termination of this Right, all rights and obligations of the parties hereunder shall terminate and this Right shall have no futher force and effect; provided, however, that the Holder’s righs pursuant to Section 9 hereof shall survive any such termination pursuant to clause (ii) of this Section 12 for at least thirty (30) days following the occurrence of such Change of Control.

12. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Additional Common Shares” means all of the Common Shares (including treasury shares) issued or sold (or, pursuant to Section 2.3 or 2.4 hereof, deemed to be issued) by the Company after the Signing Date, whether or not subsequently reacquired or retired by the Company, other than the Common Shares for which a Right has been exercised.

“Adjusted Dividend Amount” shall have the meaning given to such term in Section 2.2.2 hereof.

“Annual Dividend Period” shall have the meaning given to such term in Section 2.2.2 hereof.

“Appraisal Notice” shall have the meaning given to such term in Section 2.9(a) hereof.

“Appraiser” an independent nationally recognized investment bank or other qualified financial institution acceptable to the Company and the Required Interest.

“Appraiser’s Determination” shall have the meaning given to such term in Section 2.9(a) hereof.

“Board of Trustees” shall mean the board of trustees of the Company.

“Call Payment Date” shall have the meaning given to such term in Section 8 hereof.

“Call Redemption Price” means the aggregate amount determined by multiplying (a) the aggregate number of Common Shares representing that portion of the Right to be redeemed, as specified in the Call Right Notice delivered pursuant to Section 8 hereof and (b) the applicable price per Common Share determined by reference to the following table (provided that, in determining the aggregate number of Common Shares representing that portion of this Right to be redeemed pursuant to clause (a) above, no adjustments shall be made thereto pursuant to Section 2):

If the Redemption Date is:	Applicable Price
On or after the second anniversary of the Signing Date and prior to the sixth anniversary of the Signing Date:	$5.00

On or after the sixth anniversary of the Signing Date and prior to the seventh anniversary of the Signing Date:	$6.00

On or after the seventh anniversary of the Signing Date:	$7.00

“Call Right Notice” shall have the meaning given to such term in Section 8 hereof.

“Change of Control” shall have the meaning given to such term in the Series D Preferred Shares Articles Supplementary.

“Closing Date” shall have the meaning given to such term in the Purchase Agreement.

“Common Shares” shall have the meaning given to such term in the introduction to this Right, such term to include any shares of beneficial interest into which such Common Shares shall have been changed or any shares of beneficial interest resulting from any reclassification of such Common Shares, and all other shares of beneficial interest of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” shall have the meaning given to such term in the introduction to this Right, such term to include any Person which shall succeed to or assume the obligations of the Company in compliance with Section 3 hereof.

“Convertible Securities” means any evidences of indebtedness (including the Company’s 7.0% senior convertible notes), shares of beneficial interest (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for, and any instrument the value of which is linked to, Additional Common Shares.

“Current Market Price” means, on any date specified herein, the arithmetic average of the VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding such date, except that (i) Common Shares, Convertible Securities and/or Options sold to a dealer or underwriter or through an underwritten public offering (whether on a firm commitment or best efforts basis) at a price equal to or greater than the Exercise Price and (ii) Common Shares, Convertible Securities and/or Options sold in “at-the-market offerings” within the meaning of Rule 415(a)(4) at a price equal to or greater than the Exercise Price shall, in each case, conclusively be deemed to have been sold at the Current Market Price.

“Determination Date” shall have the meaning given to such term in Section 2.2.3 hereof.

“Exercise Date” shall have the meaning given to such term in Section 1.1.2 hereof.

“Exercise Notice” shall have the meaning given to such term in Section 1.1.1 hereof.

“Exercise Price” shall have the meaning given to such term in the introduction of this Right.

“Holder” shall mean the registered holder hereof or its permitted assigns.

“Initial Dividend Amount” shall have the meaning given to such term in Section 2.2.2 hereof.

“Initial Exercise Price” shall have the meaning given to such term in the introduction to this Right.

“Market Price” shall have the meaning given to such term in Section 2.2.2 hereof.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Shares or Convertible Securities.

“Ordinary Dividend Amount” shall have the meaning set forth in Section 2.2.2 hereof.

“Other Securities” means any shares of beneficial interest or other equity units (other than the Common Shares) and other securities of the Company or any other Person (corporate or otherwise) (other than any promissory notes or similar Indebtedness) which may be represented by these Rights, in lieu of or in addition to Common Shares and which at any time shall have been represented by these Rights in exchange for or in replacement of Common Shares or Other Securities pursuant to Section 3 hereof or otherwise.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, foreign or domestic, having jurisdiction over either the Company or any holder of a Right.

“Principal Market” means the New York Stock Exchange.

“Purchase Agreement” shall have the meaning given to such term in the introduction to this Right.

“Purchaser” shall have the meaning given to such term in the introduction to this Right.

“Put Demand Date” shall have the meaning given to such term in Section 9 hereof.

“Put Payment Date” shall have the meaning given to such term in Section 9 hereof.

“Put Redemption Price” means the aggregate amount determined by multiplying (a) the aggregate number of Common Shares representing that portion of this Right to be redeemed, as specified in the Put Right Notice delivered pursuant to Section 9 hereof and (b) the applicable price per Common Share determined by reference to the following table (provided that, in determining the aggregate number of Common Shares representing that portion of this Right to be redeemed pursuant to clause (a) above, no adjustments shall be made thereto pursuant to Section 2):

If the Redemption Date is:	Applicable Price
Prior to the sixth anniversary of the Signing Date:	$1.23

On or after the sixth anniversary of the Signing Date and prior to the seventh anniversary of the Signing Date:	$1.60

On or after the seventh anniversary of the Signing Date:	$1.99

“Put Right Notice” shall have the meaning given to such term in Section 9 hereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Company and the Purchaser dated as of the Signing Date as from time to time in effect.

“Repurchase” shall have the meaning given to such term in Section 2.2.3 hereof.

“Repurchase Premium” shall have the meaning given to such term in Section 2.2.3 hereof.

“Required Interest” shall have the meaning given to such term in Section 2.9(a) hereof.

“Right” shall have the meaning given to such term in the introduction of this Right.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be amended and in effect at the time.

“Series D Preferred Shares” means the Company’s Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series D Preferred Shares Articles Supplementary” means the Articles Supplementary to the Company’s Declaration of Trust, as amended) designating and classifying the Series D Preferred Shares.

“Settlement Amount” shall have the meaning given to such term in Section 1.1.1 hereof.

“Share” shall have the meaning given to such term in the introduction of this Right.

“Signing Date” shall have the meaning given to such term in the introduction to this Right.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP of such security shall be the fair market value of such security on such date as determined by the Board of Trustees in good faith. If the holders of the Required Interest disagree for any reason with the Board of Trustee’s determination of the VWAP in accordance with the previous sentence, then such dispute shall be resolved pursuant to Section 2.9 with the term “VWAP” being substituted for the term “Current Market Price.” All such determinations shall be appropriately adjusted for any share splits, share dividends, combinations, recapitalizations and the like during the applicable calculation period.

13. REMEDIES. Each of the Company and the Holder of this Right acknowledges that the remedies at law available to the Company or the Holder of this Right, as applicable in the event of any default or threatened default by the other in the performance of or compliance with any of the terms of this Right are not and will not be adequate and that, to the fullest extent permitted, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise, and each of the Company and the Holder of this Right hereby agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

14. TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Right, time is of the essence.

15. NO RIGHTS OR LIABILITIES AS SHAREHOLDER. Nothing contained in this Right shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any obligation on such Holder to purchase any securities or as imposing any liabilities on such Holder as a shareholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

16. SPECIFIC ENFORCEMENT; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

16.1 Each of the Company and the Holder of this Right agrees that irreparable damage would occur to the other in the event that any of the provisions of this Right were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company or the Holder of this Right, as applicable, shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Right and to enforce specifically the terms and provisions hereof and thereof this being in addition to any other remedy to which the Company or the Holder of this Right, as applicable, may be entitled by law or equity.

16.2 The Company and Holder (i) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Right and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Right and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 16.2 shall affect or limit any right to serve process in any other manner permitted by law

16.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS RIGHT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:	RAIT Financial Trust 2929 Arch Street 17th Floor Philadelphia, PA 19104 Telephone Number: (215) 243-9000 Fax: (215) 405-2945 Attention: Chief Financial Officer
With copies to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103-2799 Telephone Number: (215) 981-4563 Fax: (215) 981-4750 Attention: Michael H. Friedman, Esq.
If to the Holder:	ARS VI Investor I, LP c/o Almanac Realty Investors, LLC 1140 Avenue of the Americas, 17th Floor New York, NY 10036 Telephone Number: (212) 403-3511 Fax: (212) 403-3520 Attention: Andrew M. Silberstein
With copies to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Telephone Number: (212) 969-3210 Fax: (212) 969-2900 Attention: Arnold S. Jacobs, Esq.

Either party hereto may from time to time change its address for notices by giving at least ten (10) days advance written notice of such changed address to the other parties hereto.

18. WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Right shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. This Right and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Required Interest; provided however that no such change, waiver, discharge or termination that would treat the Holder of this Right in a discriminatory manner may be made without the prior written consent of the Holder of this Right.

19. HEADINGS. The article, section and subsection headings in this Right are for convenience only and shall not constitute a part of this Right for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

20. GOVERNING LAW. This Right shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

21. COUNTERPARTS. This Right may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

[SIGNATURE PAGE FOLLOWS]

RAIT FINANCIAL TRUST
By:	/s/ James Sebra

Name: James Sebra

Title: Chief Financial OfficerEXHIBIT A
FORM OF EXERCISE NOTICE
[To be executed only upon exercise of Right]

To RAIT FINANCIAL TRUST

The undersigned registered Holder of the within Right hereby irrevocably exercises such Right for       1 Common Shares.

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

$[      ] [DATE]

FOR VALUE RECEIVED, RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), promises to pay to the order of [      ] (“Holder”), the principal amount of [      ] ($[      ]) and interest on the outstanding principal amount as provided below.

This note (this “Note”) is being issued pursuant to one of the Common Share Appreciation Rights issued by the Company (the “SARs”) pursuant to the Securities Purchase Agreement, dated as of October 1, 2012, by and among the Company, RAIT Partnership, L.P., Taberna Realty Finance Trust, RAIT Asset Holdings IV, LLC and ARS VI Investor I, LP (formerly ARS VI Investor I, LLC) (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Purchase Agreement.

The terms and conditions of this Note are as follows:

1. This Note shall accrue interest (calculated on the basis of a 360-day year of 30-day months, computed annually) on the unpaid principal amount of this Note at a rate of twelve and one half percent (12.5%) per annum (the “Interest Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year until such unpaid principal is paid or prepaid in cash in full.

2. The principal amount of this Note and all accrued and unpaid interest thereon shall be due on [      ]2 (the “Maturity Date”). On the Maturity Date, the Company shall pay to Holder all principal and accrued but unpaid interest thereon.

3. Each payment upon this Note shall be made at [      ] or any other place that Holder may direct in writing.

4. The Company, at its option, may make prepayments of the principal of, and the interest on, this Note in whole or in part (in minimum increments of $1,000,000, or if less, the remaining principal amount of the Note), at any time without premium or penalty, but with accrued interest to the date of such prepayment applicable to the principal amount of the Note being prepaid.

5. Each of the following shall constitute an “Event of Default” under this Note:

a. The occurrence of a Change of Control;

b. the Company shall, pursuant to or within the meaning of the United States Bankruptcy Code or any other foreign, federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”) (i) commence a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official or (iv) make an assignment for the benefit of its creditors;

c. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties or (iii) orders the liquidation of the Company, and in each case, the order or decree is not dismissed within 90 days;

d. the Company fails to pay when due any principal or interest under this Note or any other note issued pursuant to the Warrants, the Common Share Appreciation Rights or the Articles Supplementary, and such failure continues unremedied for a period of ten (10) days; or

e. the occurrence of a default or event of default and the continuation thereof under the terms of any agreement, contract, note or other instrument to which any Issuer Party or any of their respective Subsidiaries is a party which has resulted in the acceleration of in excess of $25.0 million in Recourse Indebtedness and which acceleration has not been rescinded or cured and has not been stayed or restricted by judicial order or process and such occurrence and continuation continues for a period of two (2) business days after Holder’s delivery of written notice to the Company of such occurrence and continuation.

Upon the occurrence of any Event of Default specified in clauses (a) through (c) above after the issuance of this Note and separate from the event that gave rise to the issuance of this Note, all amounts owing with respect to this Note shall become immediately due and payable to Holder automatically and without any requirement of notice from Holder. Upon the occurrence of an Event of Default specified in clauses (d) through (e) above, Holder may declare all amounts owing with respect to this Note and any other note issued to the Holder pursuant to the Warrants, the Common Share Appreciation Rights or Articles Supplementary to be, and they shall thereupon forthwith become, immediately due and without presentment, demand, protest or other notice of any kind.

6. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to this Note (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.

7. The Company waives demand for payment, presentment, notice of dishonor and protest of this Note.

8. No waiver by any party of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Note may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

9. Holder may sell or assign, or grant participations in, all or a portion of, its interest in this Note without the prior written consent of the Company (the “Note Interest”) and, in connection therewith, may make available to any prospective purchaser, assignee or participant any information relative to the Company in his possession. The Holder shall promptly notify the Company of any such sale, assignment or participation grant. The Company may not assign any of its rights hereunder without the prior written consent of Holder.

10. This Note and any term hereof may be changed, discharged or terminated only by an instrument in writing signed by the Company and the Holder. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. The parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Note. This Note shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

RAIT FINANCIAL TRUST

By: Name:
Title:

Acknowledged and agreed to by:

[HOLDER]

By:
Name:
Title:

[1]	Insert here the number of shares called for on the face of this Right (or, in the case of a partial exercise, the portion thereof as to which this Right is being exercised), in either case without making any adjustment pursuant to the adjustment provisions of the Right. In the case of a partial exercise, a new Right or Rights will be issued and delivered, representing the unexercised portion of the Right, to the holder surrendering the Right.

2 (a) The maturity date will be the third (3rd) anniversary of the applicable Exercise Date or Put Date.  (b) For the exercise of a call right on the SARS, the maturity date will be one (1) year from the date of the Call Right Notice.

Schedule A

(a)	16,452,072 Common Shares reserved for issuance under the Company’s 7.00% Convertible Senior Notes due 2031.

(b)	47,812 Common Shares reserved for issuance under the Company’s 6.875% Convertible Senior Notes due 2027.

(c)	Warrants (as defined in the Purchase Agreement) to purchase 9,931,000 Common Shares